Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Tupperware Brands Corporation’s Annual Report on Form 10-K for the year ended December 29, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Orlando, Florida

March 1, 2013